                                                                 Exhibit (4)(iv)

                              UGI UTILITIES, INC.
                          SERIES B MEDIUM-TERM NOTES
                             OFFICERS' CERTIFICATE

            PURSUANT TO SECTIONS 2.1, 2.3 AND 10.5 OF THE INDENTURE

     Pursuant to resolutions of the Board of Directors of UGI Utilities, Inc. (the "Company") adopted July 30, 1996 (certified copies of which are attached to this Certificate as Exhibit A), and in accordance with Sections 2.1 and 2.3 of the Indenture, dated as of August 1, 1993 (the "Indenture"), between the Company and First Union National Bank (formerly First Fidelity Bank, National Association), as Trustee, the undersigned, as Vice President and Secretary of the Company, hereby certify that a series of securities entitled "Series B Medium-Term Notes" (the "Notes") has been authorized to be issued from time to time after the date hereof under the Indenture and there is hereby established under the Indenture, a series as designated, unlimited in aggregate principal amount, with the terms and in substantially the forms set forth in Exhibits B-1 and B-2 hereto, for Fixed Rate and Floating Rate Notes, respectively, with the specific interest rates, interest rate formulas, maturities and other terms to be set forth in related Pricing Supplements to the Prospectus dated May 1, 1996, as supplemented by the Prospectus Supplement thereto, dated August 1, 1996 (collectively, the "Prospectus Supplement"), in accordance with the Administrative Procedures set forth in Exhibit B to the Agency Agreement dated August 1, 1996 between the Company and Donaldson, Lufkin & Jenrette Securities Corporation (copies of the Prospectus Supplement and Exhibit B to the Agency Agreement are attached to this Certificate as Exhibits C and D, respectively).

     Each of the undersigned (i) has read and is familiar with the covenants and conditions in the Indenture pertaining to the establishment of a series of securities to be issued under the Indenture, (ii) has, among other things, discussed said covenants and conditions with counsel for the Company, (iii) has made such examination as, in his opinion, is necessary to enable him to express an informed opinion as to whether or not such covenants and conditions have been complied with in connection with the establishment of a series of securities under the Indenture, and (iv) in his opinion, such covenants and conditions have been complied with.

Dated:  August 1, 1996


                                            ____________________________________

                                            Brendan P. Bovaird
                                            Vice President and General Counsel


                                            ____________________________________

                                            Barton D. Whitman
                                            Secretary

                                                                       EXHIBIT A

                              UGI UTILITIES, INC.

                            SECRETARY'S CERTIFICATE


The undersigned certifies that:

     1. He is the duly elected and acting Secretary of UGI Utilities, Inc., a Pennsylvania corporation (the "Company"), and as such is authorized to execute and deliver this Certificate on behalf of the Company.

     2. Below is a true and correct copy of resolutions duly adopted by the Board of Directors of the Company at a meeting called, convened and held on July 30, 1996 at which a quorum was present and acting throughout.

               RESOLVED, that establishment by the Company of a new series of securities entitled "Series B Medium-Term Notes" (the "Notes"), unlimited in aggregate principal amount, for issuance from time to time pursuant to the Indenture dated as of August 1, 1993, between the Company and First Union National Bank, (formerly, First Fidelity
          Bank), as Trustee (the "Indenture"); such Notes to be issued initially in an aggregate principal amount of up to $75,000,000 (or, if any Notes are issued at a substantial discount from the principal amount payable at maturity, such principal amount as shall result in an aggregate initial offering price of $75,000,000), with maturities of more than nine months from the date of issuance, is approved.

               RESOLVED, the form of Prospectus Supplement presented to this Board (draft dated July 3, 1996) relating to the Notes is approved.

               RESOLVED, First Union National Bank, or such other qualified financial institution as may be selected by the Treasurer of the Company is appointed to act as Trustee, Paying Agent and Registrar for the Notes under the Indenture.

               RESOLVED, the Chairman of the Board of Directors, the President or any Vice President and the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary (all of whom may sign by facsimile signature) are each authorized to execute on behalf of the Company and under its corporate seal (which may be in facsimile) up to $75,000,000 principal amount of Notes in the form as may be approved by the officers executing the Notes, and the Trustee is hereby authorized and directed to authenticate and deliver the Notes as provided in the Indenture.

               RESOLVED, the Notes are to be issued in the form of one or more Global Securities.

               RESOLVED, it is desirable that the Notes be qualified or registered for sale in various states and foreign jurisdictions; and the President or any Vice President, and the Secretary, Assistant Secretary, Treasurer or any Assistant Treasurer of the Company are to determine the states in which appropriate action shall be taken to qualify or register for sale all or such part of the Notes as such officers may deem advisable; and such officers are hereby authorized on behalf of the Company in its name to take any and all action as may be necessary or desirable to effect the registration or qualification (or exemption therefrom) of all or any part of the Notes for issue, offer, sale or trade under the Blue Sky or securities or other applicable laws of the states of the United States of America or other jurisdictions, and in connection therewith to execute, acknowledge, verify, deliver, file, or cause to be published any applications, reports, surety bonds, consents of service of process, appointments of attorneys to receive service of process, issuer's covenants, resolutions and other papers, documents and instruments as may be required under such laws and to take any and all further action as may be necessary or desirable to maintain any such registration, qualification or exemption for as long as may be necessary or desirable or as may be required by law.

               RESOLVED, in connection with the immediately preceding resolution, any and all resolutions appointing or authorizing any officers or agencies of any jurisdiction of the United States and of such other jurisdictions as such officers and counsel for the Company may deem advisable, as agents for the service of process upon the Company which may be required by the securities laws of such jurisdiction in order to permit the Notes to be offered or sold therein, for the purpose of offering or selling the Notes therein, are hereby adopted in the form prescribed, as fully as if set out verbatim herein, and any officer of this Company is authorized to certify that any such resolution has been adopted at this meeting, and the Secretary or the Assistant Secretary of the Company shall cause a copy of such resolutions so certified, upon the authority of this resolution, to be filed in the minute books of this Board.

               RESOLVED, the engagement of Donaldson, Lufkin & Jenrette Securities Corporation as agent for the solicitation of offers for the Notes, is approved, ratified and confirmed.

               RESOLVED, the form of Agency Agreement between the Company and Donaldson, Lufkin & Jenrette Securities Corporation (the "Agent") (the "Agency Agreement") submitted to this Board (draft dated July 10,
          1996) is approved, and the President or any Vice President or the Treasurer of the Company is authorized to execute and deliver, in the name and on behalf of the Company, the Agency Agreement, with any changes and additions as the officer of the Company executing the Agency Agreement and counsel for the Company may approve.

               RESOLVED, in connection with the offering of the Notes, notwithstanding the limitations placed on the authority of the Executive/Nominating Committee by its Charter adopted by this Board on May 21, 1991 (which withholds from the Executive/Nominating Committee of this Board the authority to increase the long-term indebtedness of the Company), this Board hereby authorizes a majority of the members of the Executive/Nominating Committee of this Board acting with or without a meeting, or, subject to the limitations on aggregate principal amount set forth below, the Chairman of the Board or the President and the Treasurer or the Assistant Treasurer of the Company, acting together (the "Authorized Officers"), to establish the terms and conditions of the Notes to be issued from time to time, including without limitation, (i) the precise principal amount of the Notes to be sold (subject initially to a maximum aggregate principal amount of $75,000,000 or, if any Notes are issued at a substantial discount from the principal amount payable at maturity, such principal amount as shall result in an aggregate initial offering price of $75,000,000),
          (ii) the offering price of the Notes to purchasers, (iii) the amount of the commissions to the Agent, (iv) the sale price of the Notes to the Agent, (v) the interest rate or interest rate formula (including applicable base rate), or mechanism to determine interest or principal payments by reference to indices, applicable to the Notes, (vi) the interest payment dates and exact maturity date of the Notes, (vii) the redemption and repayment provisions and prices, if any, and (viii) if other than the principal amount thereof, the portion of the principal amount of any Note which shall be payable upon declaration of acceleration of maturity or provable in bankruptcy.

               RESOLVED, in connection with the offering of the Notes, this Board hereby authorizes the Authorized Officers to establish the terms and conditions for up to $20,000,000 principal amount of Notes in any fiscal quarter of the Company.

               RESOLVED, all actions previously taken by any officer or other representative of the Company consistent with the purposes and intent of the foregoing resolutions are approved, ratified and confirmed.

               RESOLVED, any officer of the Company is authorized to execute such other agreements, certificates, consents, corporate papers and other documents, borrow such funds, make such payments and take all other action that such officer and counsel for the Company may deem necessary or desirable to carry out the intent and purposes of the foregoing resolutions.

     3. These resolutions have not been amended, modified or rescinded and remain in full force and effect on the date of this certificate.

Dated:    August 1, 1996



[Corporate Seal]                            _______________________________
                                            Barton D. Whitman
                                            Secretary

                              UGI UTILITIES, INC.
                          SERIES B MEDIUM-TERM NOTES
                             OFFICERS' CERTIFICATE

            PURSUANT TO SECTIONS 2.1, 2.3 AND 10.5 OF THE INDENTURE


Exhibit B-1 to Exhibit (c)(4)(iv) is incorporated by reference to Exhibit
(c)(4)(i) to UGI Utilities, Inc. Current Report on Form 8-K dated August 1,
1996.

Exhibit B-2 to Exhibit (c)(4)(iv) is incorporated by reference to Exhibit
(c)(4)(ii) to UGI Utilities, Inc. Current Report on Form 8-K dated August 1,
1996.

Exhibit D to Exhibit (c)(4)(iv) is incorporated by reference to Exhibit (c)(1) to UGI Utilities, Inc. Current Report on Form 8-K dated August 1, 1996.

                                                                       Exhibit C
                                                                       ---------

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 7, 1996)

                                  $75,000,000

                                     LOGO

                          SERIES B MEDIUM-TERM NOTES
                 DUE MORE THAN NINE MONTHS FROM DATE OF ISSUE

  UGI Utilities, Inc. (the "Company") may offer from time to time pursuant to this Prospectus Supplement its Series B Medium-Term Notes (the "Notes"), with an aggregate initial offering price of up to $75,000,000, subject to reduction as a result of the sale of other debt securities of the Company. The terms of each Note will be established prior to issuance and set forth in one or more pricing supplements to this Prospectus Supplement (each a "Pricing Supplement"). The Notes may bear interest at either fixed or floating rates and will have Maturity Dates more than nine months from their respective dates of issue, as specified in a Pricing Supplement. Interest on each Fixed Rate Note will be payable on May 15 and November 15 of each year and at Maturity, unless otherwise specified in the applicable Pricing Supplement. Interest on each Floating Rate Note will be payable on the Interest Payment Dates and at Maturity as set forth in the applicable Pricing Supplement. A Note may provide that the principal thereof will be amortized over the life of such Note. See "Description of Notes."

  Except as otherwise specified in the applicable Pricing Supplement, Notes will be represented by a Global Note registered in the name of a nominee of The Depository Trust Company ("DTC"), New York, New York, and beneficial interests in Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by such depository and its participants. A beneficial interest in a Global Note may be exchanged for Notes in certificated form only under limited circumstances. See "Description of Notes--Book-Entry System."

  Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued only in registered form in authorized denominations of $100,000 or any amount in excess thereof that is an integral multiple of $1,000. See "Description of Notes--General."

                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED UPON  THE ACCURACY OR  ADEQUACY OF THIS  PROSPECTUS SUPPLEMENT,
     ANY PRICING SUPPLEMENT HERETO  OR THE PROSPECTUS. ANY REPRESENTATION
      TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                     PRICE TO         AGENT'S DISCOUNT         PROCEEDS TO
                     PUBLIC(1)        OR COMMISSION(2)        COMPANY(2)(3)
- ------------------------------------------------------------------------------
Per Note......       100.000%          .125 -- .750%        99.875% -- 99.250%
- ------------------------------------------------------------------------------
                                                              $74,906,250 --
Total.........      $75,000,000     $93,750 -- $562,500         $74,437,500
- ------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
(1) The Notes will be issued at 100% of their principal amount unless otherwise set forth in the applicable Pricing Supplement.
(2) The Company will pay a discount or commission to Donaldson, Lufkin &
    Jenrette Securities Corporation, as agent (the "Agent"), in the form of a discount off the principal amount of any Note sold through such Agent, ranging from .125% to .750%, depending on the stated maturity of the Note (except that the Company and the Agent may agree to a higher commission for maturities in excess of 30 years). The Company may also sell Notes to the Agent at a discount for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by the Agent. The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities
    Act of 1933, as amended (the "Securities Act").
(3) Before deducting expenses payable by the Company estimated at $270,000.

                                ---------------

  The Notes are being offered on a periodic basis by the Company through the Agent, who has agreed to use reasonable best efforts to solicit offers to purchase the Notes. In addition, the Notes may be sold to the Agent, as principal, for resale to investors and other purchasers. The Company also may sell the Notes directly to investors on its own behalf, in which case no commission will be paid. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent, when soliciting an offer, may reject such offer in whole or in part. See "Plan of Distribution."

                                ---------------

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

           The date of this Prospectus Supplement is August 1, 1996.

  IN CONNECTION WITH THE DISTRIBUTION OF THE NOTES, THE AGENT MAY OVERALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

  UGI Utilities, Inc. ("Utilities" or the "Company") is a public utility company that owns and operates (i) a natural gas distribution utility serving 14 counties in eastern and southcentral Pennsylvania, and (ii) an electric utility serving parts of Luzerne and Wyoming Counties in northeastern Pennsylvania. Utilities is a wholly owned subsidiary of UGI Corporation.

                             DESCRIPTION OF NOTES

  The following description of the terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of Debt Securities set forth under "Description of Debt Securities" in the accompanying Prospectus, to which reference is hereby made. The following description of the material terms of the Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture and to the specific terms of Notes that are set forth in the applicable Pricing Supplement.

  A glossary of certain terms used herein is set forth in Appendix A to this Prospectus Supplement. Capitalized terms used in this Prospectus Supplement that are not defined in the glossary have the meanings given in the Indenture or in the accompanying Prospectus.

  THE FOLLOWING DESCRIPTION WILL APPLY TO EACH NOTE UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT.

GENERAL

  The Notes offered by this Prospectus Supplement are part of a series of Debt Securities established under the Indenture and will be limited to an aggregate $75,000,000 initial offering price, subject to reduction as a result of the sale of other debt securities of the Company covered by the Registration Statement (as defined in the accompanying Prospectus).

  The Notes constitute a new series of Debt Securities that may be issued by the Company pursuant to the Indenture. At the date of this Prospectus Supplement, an aggregate amount of $118,000,000 of Debt Securities (none of which were Notes) was outstanding under the Indenture. The Company may issue additional Notes, medium-term notes of another series or other Debt Securities (in each case unlimited as to principal amount) under the Indenture. The Company may also issue additional medium-term notes or other debt securities under one or more additional indentures.

  The Notes will be offered on a periodic basis and will have Maturity Dates more than nine months from their respective dates of issue, as agreed to by the purchaser and the Company. If so specified in the applicable Pricing Supplement, an issue of Notes will be subject to redemption at the option of the Company or repayment at the option of the holder prior to the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund.

  Each Note will bear interest from its date of issue at either (i) a fixed rate (a "Fixed Rate Note"), which may be zero (a "Zero-Coupon Note"), or (ii) a floating rate or rates, determined by reference to a Base Rate (a "Floating Rate Note"), which may be adjustable by a Spread and/or a Spread Multiplier.

  Each Note will be issued in fully registered form without coupons and will be represented by a global security (a "Global Note") registered in the name of a nominee of DTC or another depository (DTC or such other depository as is specified in the Pricing Supplement is herein referred to as the "Depository"). Unless otherwise specified in the applicable Pricing Supplement, the Depository will be DTC. All Notes issued on the same day and having the same terms may be represented by one or more Global Notes. A beneficial interest in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. A beneficial interest in a Global Note may be exchanged for Notes in certificated form only in the limited circumstances set forth in "Book-Entry System" below. Except as indicated below, payments of principal of and interest, if any, on Notes represented by a Global Note will be made by the Company or the Paying Agent to the Depository. See "Payment of Principal and Interest" and "Book-Entry System" below.

  The authorized denominations of Notes will be $100,000 or any amount in excess thereof that is an integral multiple of $1,000.

  Reference is made to the Pricing Supplement relating to an issue of Notes for the following:

    (1) The aggregate principal amount of such Notes (and, if such Notes are issued other than at par, the percentage of their principal amount at which such Notes will be issued) and the date on which such Notes will be issued.

    (2) The Maturity Date of such Notes.

    (3) Whether such Notes will be Fixed Rate Notes or Floating Rate Notes; whether any such Notes will be Amortizing Notes; and whether such Notes will be Indexed Notes and, if so, the special terms thereof.

    (4) If such Notes will be Fixed Rate Notes, the rate at which such Notes will bear interest, if any; whether any such Notes will be Discount Notes or Zero-Coupon Notes; and whether and in what manner such rate may change prior to the Maturity Date of such Notes.

    (5) If such Notes will be Floating Rate Notes, the Base Rate, whether any such Notes will be Discount Notes, the Initial Interest Period and the Initial Interest Rate (or formula for determining the same), the Interest Reset Periods and Interest Reset Dates, the Index Maturity, any Spread or Spread Multiplier, whether any such Spread or Spread Multiplier may change before the Maturity Date of such Notes, the Interest Determination Dates and Interest Payment Dates, any Maximum Interest Rate and/or Minimum Interest Rate and any other terms relating to the particular method of calculating the interest rate on such Notes.

    (6) Whether such Notes may be redeemed at the option of the Company, or repaid at the option of the holders, prior to their Maturity Date and, if so, the provisions relating to such redemption or repayment, including whether such notes may be so redeemed or repaid at a premium.

    (7) Whether the interest rate, Spread or Spread Multiplier on such Notes may be reset upon the occurrence of certain events or at the option of the Company and, if so, the provisions relating to such reset.

    (8) Any material United States federal income tax consequences of the purchase, ownership and disposition of such Notes (other than or in addition to those set forth below under "United States Taxation").

    (9) Any other terms of such Notes not inconsistent with the provisions of the Indenture.

PAYMENT OF PRINCIPAL AND INTEREST

  Payments of interest on a Global Note (other than interest payable at Maturity) will be made by the Paying Agent or the Company to the Depository in immediately available funds in accordance with existing arrangements between the Paying Agent and the Depository. Payments of principal of and interest, if any, on a Global Note at Maturity will be made by the Paying Agent or the Company by wire transfer in immediately available funds to an account specified by the Depository. Beneficial Owners of a Global Note will be paid in accordance with the procedures of the Depository and the applicable Participant (as defined below) therein, as in effect from time to time. See "Book-Entry System" below.

  The Company will pay any administrative costs imposed by banks in connection with making payments on the Global Notes in immediately available funds, but any tax, assessment or governmental charge imposed upon payments will be borne by the holders of the Notes in respect of which such payments are made.

  Any payment required to be made in respect of a Note on a date that is not a Business Day for such Note will be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest will accrue as a result of such delayed payment; provided that, in the case of an Interest Payment Date with respect to a LIBOR Note, if such Business Day would fall in the succeeding calendar month, such payment will be made on the Business Day immediately preceding such Interest Payment Date. If any Note is issued between a Regular Record Date and the related Interest Payment Date, interest for the period beginning on the date of issue of such Note and ending on such Interest Payment Date will be paid on the Interest Payment Date following the next succeeding Regular Record Date to the registered holder on such succeeding Regular Record Date.

  Except as set forth in the applicable Pricing Supplement, the amount of any Discount Note payable in the event of redemption by the Company or repayment at the option of the holder, in lieu of the stated principal amount due on the Maturity Date, will be the Amortized Face Amount of such Discount Note at the date of such redemption or repayment. The amount of any Discount Note payable in the event of declaration of acceleration ("OID Default Amount") will be set forth in the applicable Pricing Supplement.

FIXED RATE NOTES

  Each Fixed Rate Note will bear interest from and including its date of issue to but excluding the date of Maturity at the interest rate set forth or described in the applicable Pricing Supplement, except that such rate of interest may be subject to adjustment from time to time if and to the extent provided for in such Pricing Supplement. The Interest Payment Dates for each Fixed Rate Note (other than a Zero-Coupon Note) will be each May 15 and November 15 and the date of Maturity. Each payment of interest on a Fixed Rate Note will include interest accrued from and including the date of issue or the last Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to but excluding the next Interest Payment Date or the date of Maturity, as the case may be. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

  Each Floating Rate Note will bear interest for the period ("Initial Interest Period") from and including its date of issue to but excluding the first Interest Reset Date for such Note at the interest rate set forth or described in the applicable Pricing Supplement ("Initial Interest Rate"). Subsequently, each Floating Rate Note will bear interest for each Interest Reset Period at the interest rate determined by (i) adding to or subtracting from the applicable interest rate basis ("Base Rate") applicable to such Note, the Spread, if any, and/or (ii) multiplying the Base Rate by the Spread Multiplier, if any, or (iii) any other specified Base Rate, in any case as set forth in the applicable Pricing Supplement. The interest rate for an Interest Reset Period will be the interest rate determined as of the immediately preceding Interest Determination Date. The "Interest Reset Period" pertaining to any Interest Reset Date is the period from and including such Interest Reset Date to but excluding the immediately succeeding Interest Reset Date, or the date of Maturity, as the case may be. The "Interest Reset Date" means the date or dates as of which the interest rate on a Floating Rate Note will be reset. The "Spread" is the number of basis points, and the "Spread Multiplier" is the percentage used to determine the interest rate, that in either case may be specified in the applicable Pricing Supplement. The Spread or Spread Multiplier on a Floating Rate Note may be subject to adjustment from time to time, if and to the extent specified in the applicable Pricing Supplement.

  One of the following Base Rates will be applicable to a Floating Rate Note:
(i) the CD Rate ("CD Rate Notes"), (ii) the Commercial Paper Rate ("Commercial Paper Rate Notes"), (iii) the Federal Funds Rate ("Federal Funds Rate Notes"),
(iv) LIBOR ("LIBOR Notes"), (v) the Prime Rate ("Prime Rate Notes"), (vi) the Treasury Rate ("Treasury Rate Notes") or (vii) another Base Rate, as set forth in the applicable Pricing Supplement.

  The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement. The following table sets forth the Interest Reset Dates and Interest Payment Dates with respect to Floating Rate Notes (except that in all instances the interest rate for the ten days immediately prior to Maturity will be the rate in effect on the tenth day prior to Maturity):

INTEREST RESET PERIOD      INTEREST RESET DATES             INTEREST PAYMENT DATES
- ---------------------      --------------------             ----------------------
Daily                  Each Business Day             Third Wednesday of each month or of
                                                     each February, May, August and
                                                     November (or as specified in the
                                                     Pricing Supplement)
Weekly (other than     Each Wednesday                Third Wednesday of each month or of
Treasury Rate Notes)                                 each February, May, August and
                                                     November (or as specified in the
                                                     Pricing Supplement)
Weekly (Treasury Rate  Each Tuesday (except as       Third Wednesday of each month or of
Notes)                 provided under "Treasury      each February, May, August and
                       Rate Notes" below)            November (or as specified in the
                                                     Pricing Supplement)
Monthly                Third Wednesday of each       Third Wednesday of each month or of
                       month                         each February, May, August and
                                                     November (or as specified in the
                                                     Pricing Supplement)
Quarterly              Third Wednesday of each       Third Wednesday of each February,
                       February, May, August and     May, August and November
                       November
Semiannually           Third Wednesday of each of    Third Wednesday of each of two
                       two months specified in the   months specified in the Pricing
                       Pricing Supplement            Supplement
Annually               Third Wednesday of month      Third Wednesday of month specified
                       specified in the Pricing      in the Pricing Supplement
                       Supplement

Notwithstanding the preceding table, if an Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next Business Day, except that, in the case of a LIBOR Note, if such Business Day would fall in the next calendar month, such Interest Reset Date will be the immediately preceding Business Day.

  Each payment of interest on a Floating Rate Note will include interest accrued from and including the date of issue or the last Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to but excluding the next Interest Payment Date or the date of Maturity, as the case may be; provided that, in the case of a Floating Rate Note that resets daily or weekly, each payment of interest will include the interest accrued from and including the date of issue or from and excluding the last Regular Record Date to which interest has been paid or duly provided for, as the case may be, to and including the Regular Record Date immediately preceding the applicable Interest Payment Date or to but excluding the date of Maturity, as the case may be.

  Accrued interest on a Floating Rate Note will be calculated by multiplying the principal amount of such Note (or, in the case of a Floating Rate Note that is an Indexed Principal Note, the amount designated by the terms thereof) by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places, without rounding) for each day in such period will be computed by dividing the applicable interest rate by 360 (in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes) or by the actual number of days in the relevant year (in the case of Treasury Rate Notes).

  A Floating Rate Note may provide for either or both of the following (in each case expressed as a rate per annum on a simple interest basis): (i) a maximum limitation on the rate at which interest may accrue during any interest period ("Maximum Interest Rate") and (ii) a minimum limitation on the rate at which interest may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable, the interest rate will in no event be higher than the maximum rate permitted by applicable New York and United States federal law. Under applicable New York and United States federal law as of the date of this Prospectus Supplement, the maximum permitted rate of interest on Notes, with certain exceptions, is 25% per annum.

  All percentages resulting from any calculation of the interest rate on a Floating Rate Note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all currency amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest one-hundredth of a dollar (with .005 of a dollar being rounded upward).

  The "Interest Determination Date" pertaining to an Interest Reset Period (i) for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes or Prime Rate Notes will be the second Business Day preceding the relevant Interest Reset Date, (ii) for LIBOR Notes will be the second London Banking Day preceding the relevant Interest Reset Date and (iii) for Treasury Rate Notes will be the day of the week in which the relevant Interest Reset Date falls on which treasury bills of the applicable Index Maturity are auctioned. If, as the result of a legal holiday, a treasury bill auction is held on the Friday preceding the Interest Reset Date, such Friday will be the Interest Determination Date.

  The "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or date of Maturity, as the case may be.

  The Company will appoint an agent ("Calculation Agent") to calculate interest rates on Floating Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, First Union National Bank will be the Calculation Agent for each Floating Rate Note. All determinations of interest by the Calculation Agent will, in the absence of manifest error, be conclusive for all purposes and binding on the Company and the holders of Floating Rate Notes. Upon the request of any registered holder or Beneficial Owner of a Floating Rate Note, the Calculation Agent for such Note will provide, if determined, the interest rate then in effect and the interest rate that will become effective on the next Interest Reset Date with respect to such Note.

  CD Rate Notes. CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or the Spread Multiplier, if any) specified in the applicable Pricing Supplement.

  The "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the applicable Index Maturity, as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)." If such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the applicable Index Maturity, as published by the Federal Reserve Bank of New
York in its daily statistical release, "Composite 3:30 p.m. Quotations for U.S. Government Securities," or any successor publication of the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not published in Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CD Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York, selected by the Calculation Agent after consultation with the Company, for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the applicable Index Maturity in a denomination of $5,000,000; provided that, if the dealers selected as aforesaid by the Calculation Agent are not quoting such rates, the interest rate for the period commencing on the Interest Reset Date following such Interest Determination Date will be the interest rate borne by such CD Rate Notes on such Interest Determination Date.

  CD Rate Notes, like other Notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

  Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or the Spread Multiplier, if any) specified in the applicable Pricing Supplement.

  The "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield on such date of the rate for commercial paper having the applicable Index Maturity, as published in H.15(519) under the heading "Commercial Paper." If such rate is not published prior to 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Commercial Paper Rate will be the Money Market Yield on such Interest Determination Date of the rate for commercial paper of the applicable Index Maturity, as published by the Federal Reserve Bank of New York in Composite Quotations under the heading "Commercial Paper." If such rate is not published in Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York, selected by the Calculation Agent after consultation with the Company, for commercial paper of the applicable Index Maturity, placed for industrial issuers whose bond rating (as determined by a nationally recognized rating agency) is "AA" or the equivalent; provided that, if the dealers selected as aforesaid by the Calculation Agent are not quoting such rates, the interest rate for the period commencing on the Interest Reset Date following such Interest Determination Date will be the interest rate borne by such Commercial Paper Rate Notes on such Interest Determination Date.

  "Money Market Yield" will be a yield calculated in accordance with the following formula:

                    Money Market Yield =       D x 360
                                            -------------    x 100
                                            360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable period for which interest is being calculated.

  Federal Funds Rate Notes. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or the Spread Multiplier, if any) specified in the applicable Pricing Supplement.

  The "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for federal funds, as published in H.15(519) under the heading "Federal Funds (Effective)." If such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date, as published by the Federal Reserve Bank of New York in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in The City of New York, selected by the Calculation Agent after consultation with the Company, as of 9:00 a.m., New York City time, on such Interest Determination Date; provided that, if the brokers selected as aforesaid by the Calculation Agent are not arranging such transactions, the interest rate for the period commencing on the Interest Reset Date following such Interest Determination Date will be the interest rate borne by such Federal Funds Notes on such Interest Determination Date.

  LIBOR Notes. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or the Spread Multiplier, if any) specified in the applicable Pricing Supplement.

  "LIBOR" means, with respect to any Interest Determination Date, the rate determined by the Calculation Agent in accordance with either clause (1) or clause (2) below, as specified in the applicable Pricing Supplement:

    (1) The rate for deposits in U.S. dollars of the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on such Interest Determination Date ("LIBOR Telerate"). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the page 3750 on that service or such other service or services as may be designated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

    (2) The arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on such Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"). "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

  If neither LIBOR Telerate nor LIBOR Reuters is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified.

  If (i) in the case where paragraph (1) above applies, no rate appears on the Telerate Page 3750 or (ii) in the case where paragraph (2) above applies, fewer than two offered rates appear on the Reuters Screen LIBO Page, LIBOR in respect of such Interest Determination Date will be determined by the Calculation Agent on the basis of the rates at which deposits in U.S. dollars of the Index Maturity specified in the applicable Pricing Supplement are offered to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date by four major banks ("Reference Banks") in the London interbank market, selected by the Calculation Agent, commencing on the second London Banking Day immediately following such Interest Determination Date in a principal amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major commercial or investment banks (which may include the Agents or any of their respective affiliates) in The City of New York, selected by the Calculation Agent, for U.S. dollar loans of the applicable Index Maturity to leading European banks, commencing on the second London Banking Day immediately following such Interest

Determination Date, in a principal amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided that, if the banks selected as aforesaid by the Calculation Agent are not quoting such rates, the interest rate for the period commencing on the Interest Reset Date following such Interest Determination Date will be the interest rate borne by such LIBOR Notes on such Interest Determination Date.

  If any LIBOR Note is indexed to the offered rates for deposits in a currency other than U.S. dollars, the applicable Pricing Supplement will set forth the method for determining such rates.

  Prime Rate Notes. Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or the Spread Multiplier, if any) specified in the applicable Pricing Supplement.

  The "Prime Rate" means, with respect to any Interest Determination Date, the rate on such date, as published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank named on the "Reuters Screen NYMF Page" as such bank's prime rate or base lending rate as in effect for such Interest Determination Date. "Reuters Screen NYMF Page" means the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying prime rates or base lending rates of major United States banks). If fewer than four but more than one such rate appears on the Reuters Screen NYMF Page for such Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates, quoted on the basis of the actual number of days in the year divided by 360, as of the close of business on such Interest Determination Date by four major money center banks in The City of New York, selected by the Calculation Agent after consultation with the Company. If fewer than two such rates appear on the Reuters Screen NYMF Page, the Prime Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the prime rates in effect for such Interest Determination Date as furnished in The City of New York by at least three substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, in each case having total equity capital of at least $500,000,000 and subject to supervision or examination by a federal or state authority, selected by the Calculation Agent after consultation with the Company; provided that, if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting such rates, the interest rate for the period commencing on the Interest Reset Date following such Interest Determination Date will be the interest rate borne by such Prime Rate Notes on such Interest Determination Date.

  Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or the Spread Multiplier, if any) specified in the applicable Pricing Supplement.

  The "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such Interest Determination Date of treasury bills of the Index Maturity specified in the applicable Pricing Supplement, as published in H.15(519) under the heading "U.S. Government Securities--Treasury bills-auction average (investment)." If such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Treasury Rate will be the auction average rate for such Interest Determination Date (expressed as a bond equivalent, rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upward, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of treasury bills having the applicable Index Maturity are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Interest Determination Date, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers, selected by the Calculation Agent after consultation with the Company, for the issue of treasury bills with a remaining maturity closest to the applicable Index Maturity; provided that, if the dealers selected as aforesaid by the Calculation Agent are not quoting such rates, the interest rate for the period commencing on the Interest Reset Date following such Interest Determination Date will be the interest rate borne by such Treasury Rate Notes on such Interest Determination Date.

AMORTIZING NOTES

  The Company may from time to time offer "Amortizing Notes," which are Notes as to which all or a portion of the principal amount is payable prior to the Maturity Date in accordance with a schedule, by application of a formula, or by reference to an Index. The terms and conditions of any Amortizing Notes, including the terms for payment thereof, will be set forth in the applicable Pricing Supplement.

INDEXED NOTES

  The Company may from time to time offer "Indexed Notes," which are Notes as to which all or certain interest payments ("Indexed Rate Notes") and/or the principal amount payable at Maturity ("Indexed Principal Notes") are determined by reference to prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities, either in the United States or foreign jurisdictions, or by such other objective price, economic or other measures as are specified in the applicable Pricing Supplement (each an "Index"). A description of the Index used in any determination of interest and/or principal payments, and the method or formula by which interest or principal payments or both will be determined by reference to such Index, will be set forth in the applicable Pricing Supplement.

  If the determination of an Index is calculated or announced by a third party (which may be First Union National Bank) and such third party either suspends the calculation or announcement of such Index or changes the basis upon which such Index is calculated (other than changes consistent with policies in effect at the time the related Indexed Note was issued and with permitted changes described in the applicable Pricing Supplement), then such Index will be calculated for purposes of such Indexed Note by another third party (which may be First Union National Bank) selected by the Company, subject to the same conditions and controls as applied to the original third party. If for any reason such Index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then any indexed interest payments or indexed principal amount payable with respect to such Indexed Note will be calculated in the manner set forth in the applicable Pricing Supplement. All determinations of such third party will, in the absence of manifest error, be conclusive for all purposes and binding on the Company and the holders of Indexed Notes.

SUBSEQUENT INTEREST PERIODS--INTEREST RATE RESET

  The Pricing Supplement relating to each Note will indicate whether the Company has the option with respect to such Note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread or Spread Multiplier, in the case of a Floating Rate Note, and, if so, the date or dates on which such interest rate or such Spread or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date"). If the Company has such option with respect to any Note, the following procedures will apply.

  The Company may exercise such option with respect to a Note by notifying the Trustee of such exercise at least 50 but not more than 60 days prior to an Optional Reset Date for such Note. Not later than 40 days prior to such Optional Reset Date, the Trustee will mail to the holder of such Note a notice ("Reset Notice") setting forth (i) the election of the Company to reset the interest rate in the case of a Fixed Rate Note, or the Spread or Spread Multiplier in the case of a Floating Rate Note, (ii) such new interest rate or such new Spread or Spread Multiplier, as the case may be, and (iii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Maturity Date of such Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period. Upon the transmittal by the Trustee of a Reset Notice to the registered holder of a Note, such new interest rate or such new Spread or Spread Multiplier, as the case may be, will take effect automatically and, except as modified by the Reset Notice and as described in the next paragraph, such Note will have the same terms as prior to the transmittal of such Reset Notice.

  Notwithstanding the foregoing, the Company may, at its option, revoke the interest rate in the case of a Fixed Rate Note, or the Spread or Spread Multiplier in the case of a Floating Rate Note, as provided for in the Reset Notice, and establish an interest rate, Spread or Spread Multiplier that is higher than the interest rate, Spread or Spread Multiplier provided for in the relevant Reset Notice for the Subsequent Interest Period commencing on such Optional Reset Date, by causing the Trustee to mail, not later than 20 days prior to an Optional Reset Date for a Note, notice of such higher interest rate, Spread or Spread Multiplier to the holder of such Note. Such notice will be irrevocable. The Company must notify the Trustee of its intentions to revoke a Reset Notice at least 25 days prior to the applicable Optional Reset Date. Each Note with respect to which the interest rate, Spread or Spread Multiplier is reset on an Optional Reset Date and with respect to which the holder of such Note has not tendered such Note for repayment (or has validly revoked any such tender) pursuant to the next succeeding paragraph will bear such higher interest rate, Spread or Spread Multiplier for the Subsequent Interest Period.

  If the Company elects to reset the interest rate, Spread or Spread Multiplier of a Note as described above, the holder of such Note will have the option to elect repayment of such Note by the Company on any Optional Reset Date at a price equal to the aggregate principal amount thereof outstanding on, plus any interest accrued to, such Optional Reset Date. In order for a Note to be so repaid on an Optional Reset Date, the holder thereof must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that (i) the period for delivery of such Note or notification to the Trustee will be at least 25 but not more than 35 days prior to such Optional Reset Date and (ii) a holder who has tendered a Note for repayment pursuant to a Reset Notice may, by written notice to the Trustee, revoke any such tender until the close of business on the tenth day prior to such Optional Reset Date.

BOOK-ENTRY SYSTEM

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable. The Company takes no responsibility for the accuracy thereof.

  Upon issuance, all Book-Entry Notes of like tenor and having the same original issue date will be represented by a single global security. Each global security will be deposited with, or on behalf of, DTC, as Depository and will be registered in the name of DTC or its nominee as described below.

  Beneficial Owners of Book-Entry Notes will not receive certificates representing their interests in the Notes purchased, except under the limited circumstances described under "Discontinuance of DTC Services." A global security representing Book-Entry Notes may not be transferred except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or to a successor Depository or its nominee.

  The Depository. Initially, DTC will act as Depository for the Notes. The Agent is a Direct Participant (as defined herein) of DTC. DTC has advised the Company as follows:

    The Notes will be issued as fully-registered securities in the name of Cede & Co. (DTC's partnership nominee).

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates.

    "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for Notes on DTC's records. The ownership interest of each actual Beneficial Owner is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

    To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If fewer than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on each payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee; disbursement of such payments to Direct Participants shall be the responsibility of DTC; and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  None of the Company, the Agent, the Trustee, any paying agent or any other agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Book-Entry Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Discontinuance of DTC Services. DTC may discontinue providing its services as Depository with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. The Company may decide to discontinue use of the system of book-entry transfers through DTC. Under either circumstance, if a successor Depository is not obtained, Note certificates will be printed and delivered as provided in the Indenture.

  Note certificates issued in exchange for a global security shall be registered in the name or names of such person or persons as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from its Participants with respect to ownership of beneficial interests in such global security.

REDEMPTION AND REPAYMENT

  The Pricing Supplement relating to each Note will indicate either (i) that such Note cannot be redeemed prior to its Maturity Date or (ii) that such Note will be redeemable, in whole or in part, at the option of the Company on a specified date or dates prior to such Maturity Date, at a price or prices set forth in the applicable Pricing Supplement, together with interest accrued to the date of redemption. The Company may redeem any of the Notes that are redeemable either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice. If less than all of the Notes of like terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

  The Pricing Supplement relating to each Note will indicate either (i) that such Note cannot be repaid at the option of the holder prior to its Maturity Date or (ii) that such Note will be repayable at the option of the holder thereof on a date or dates specified prior to its Maturity Date, at a price or prices set forth in the applicable Pricing Supplement, together with interest accrued to the date of repayment.

  In order for a Note to be repaid prior to its Maturity Date at the option of the holder thereof, the Company must receive, at least 30 days but not more than 45 days prior to the repayment date, the Note with the form entitled "Option to Elect Repayment" thereon duly completed. Exercise of the repayment option by the holder of a Note will be irrevocable, except as otherwise described above under "Subsequent Interest Periods--Interest Rate Reset." The repayment option may be exercised by the holder of a Note for less than the aggregate principal amount of the Note then outstanding, provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

  With respect to a Global Note, the Depository's nominee will be the holder of such Global Note and therefore will be the only entity that can exercise a right to repayment. See "Book-Entry System" above. In order to ensure that the Depository's nominee will exercise a right to repayment in a timely manner with respect to a particular beneficial interest in a Global Note, the Beneficial Owner of such interest must instruct the broker or other participant through which it holds a beneficial interest in such Global Note to notify the Depository of its desire to exercise a right to repayment. Each Beneficial Owner should consult the broker or other Direct or Indirect Participant through which it holds a beneficial interest in a Global Note in order to ascertain the deadline by which such an instruction must be given in order for notice to be delivered by such broker or other Direct or Indirect Participant to the Depository in a timely manner.

REPURCHASE

  The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, surrendered to the Trustee for cancellation.

                            RISKS OF INDEXED NOTES

  An investment in an Indexed Note may entail significant risks that are not associated with a similar investment in a debt instrument that has a fixed principal amount, is denominated in U.S. dollars and bears interest at either a fixed rate or a floating rate determined by reference to nationally published interest rate references. The risks of a particular Indexed Note will depend on the terms of such Indexed Note, but may include, without limitation, the possibility of significant changes in the prices of securities, currencies, intangibles, goods, articles or commodities, either in the United States or foreign jurisdictions, or of other objective price, economic or other measures making up the relevant Index ("Underlying Assets"). Such risks generally depend on factors over which the Company has no control, such as economic and political events and the supply of and demand for the Underlying Assets. In recent years, currency exchange rates and prices for various Underlying Assets have been highly volatile, and such volatility can be expected to continue in the future. Fluctuations in any such rates or prices that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any Indexed Note.

  In considering whether to purchase Indexed Notes, investors should be aware that the calculation of amounts payable in respect of Indexed Notes may involve reference to prices that are published solely by third parties or entities that are not subject to regulation under the laws of the United States.

  THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN INDEXED NOTES, AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE INVESTORS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. THE RISK OF LOSS AS A RESULT OF THE LINKAGE OF PRINCIPAL OR INTEREST PAYMENTS ON INDEXED NOTES TO AN INDEX AND TO THE UNDERLYING ASSETS CAN BE SUBSTANTIAL. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS OF AN INVESTMENT IN INDEXED NOTES. INDEXED NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO TRANSACTIONS IN THE UNDERLYING ASSETS RELEVANT TO SUCH INDEXED NOTES.

                            UNITED STATES TAXATION

  The following summary is based on the United States Internal Revenue Code of 1986, as amended ("Code"), regulations (including proposed regulations and temporary regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this Prospectus Supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary provides general information only and does not purport to address all of the United States federal income tax consequences that may be applicable to a holder of a Note. It also does not address all of the tax consequences that may be relevant to certain types of holders subject to special treatment under the United States federal income tax law, such as individual retirement and other tax-deferred accounts, dealers in securities, life insurance companies, tax-exempt organizations, persons holding Notes as a position in a straddle for tax purposes, as part of a "synthetic security" or as part of another other integrated investment comprised of a Note and one or more other investments, or United States persons (as defined below) whose functional currency is other than the U.S. dollar. It also does not discuss the tax consequences to subsequent purchasers of Notes and is limited to investors who hold Notes as a capital asset. The United States federal income tax consequences of purchasing, holding or disposing of a particular Note will depend, in part, on the particular terms of such Note as set forth in the applicable Pricing Supplement. The material United States federal income tax consequences of purchasing, holding or disposing of Amortizing Notes, Floating Rate Notes or Indexed Notes will be set forth in the applicable Pricing Supplement. A person considering the purchase of Notes or making any election under the Code or the regulations with respect to such Notes should consult its own tax advisor concerning the application of the United States federal income tax law to its particular situation, as well as any tax consequences arising under the law of any state, local or non-U.S. tax jurisdiction.

UNITED STATES PERSONS

  For purposes of the following discussion, "United States person" means an individual who is a citizen or resident of the United States, an estate or trust subject to United States federal income taxation without regard to the source of its income, or a corporation, partnership or other entity created or organized in or under the law of the United States or any state or the District of Columbia. The following discussion pertains only to a holder of a Note who is a Beneficial Owner of such Note and who is a United States person.

  Payments of Interest on Notes Other Than Discount Notes. Except as discussed below under "Discount Notes" and "Short-Term Notes," a payment of interest on a Note will be taxable to a holder as ordinary interest income at the time it is accrued or received in accordance with the holder's method of tax accounting.

  Purchase, Sale, Exchange or Retirement of Notes. A holder's tax basis in a Note generally will be the cost of the Note to such holder, increased by any original issue discount, market discount or acquisition discount (all as defined below) previously included in the holder's gross income (as described below), and reduced by any amortized premium (as described below) and any principal payments and payments of stated interest that are not payments of qualified stated interest (as defined below).

  Upon the sale, exchange or retirement of a Note, a holder generally will recognize gain or loss equal to the difference between (i) the amount realized on such sale, exchange or retirement, except to the extent such amount is attributable to accrued interest and (ii) the holder's tax basis in the Note. Except with respect to (i) gain attributable to market discount (as described below) and (ii) gain on the disposition of a Short-Term Note (as defined below), gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or retirement, the Note was held for more than one year. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

  Interest Rate Reset. If so specified in the Pricing Supplement relating to an issue of Notes, the Company may have the option to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread or the Spread Multiplier, in the case of a Floating Rate Note. See "Description of Notes-- Subsequent Interest Periods--Interest Rate Reset." The treatment of a holder of Notes with respect to which such an option has been exercised and who does not elect to have the Company repay such Notes on the applicable Optional Reset Date or Maturity Date will depend on the terms established for such Notes by the Company pursuant to the exercise of such option ("revised terms"). Depending on the particular circumstances, such holder may be treated as having surrendered such Notes for new Notes with the revised terms in either a taxable exchange or a recapitalization qualifying for nonrecognition of gain or loss.

  Discount Notes. The following is a summary of the material United States federal income tax consequences to holders of Discount Notes, based on the original issue discount provisions of the Code as in effect on the date hereof and on certain regulations promulgated thereunder relating to original issue discount ("OID Regulations").

  For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of each Discount Note over its issue price if such excess is greater than or equal to a de minimis amount (generally 1/4 of 1% of the Discount Note's stated redemption price at maturity multiplied by the number of complete years to maturity from the issue date). The issue price of an issue of Discount Notes that is issued for cash will be equal to the first price at which a substantial amount of the Notes in such issue is sold. The stated redemption price at maturity of a Discount Note is the sum of all payments provided by the Discount Note, other than payments of "qualified stated interest." Under the OID Regulations, "qualified stated interest" includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate of interest or at current values of (i) a single qualified floating rate, or (ii) a single objective rate. A "qualified floating rate" is any floating rate where variations in such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds (e.g.,

LIBOR). An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single formula that is fixed throughout the term of the Notes and which is based upon one or more qualified rates or that is based on changes in the price of actively traded property (or an index of the prices of such property). Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Except as described below with respect to Short-Term Notes ( as defined below), a holder of a Discount Note will be required to include original issue discount in income as it accrues before the receipt of cash attributable to such income, regardless of such holder's method of accounting for tax purposes.

  Special rules may apply where variable rate debt instruments are subject to interest rate caps, floors or certain other interest rate adjustment features.

  The amount of original issue discount includible in income by the initial holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Note for each day during the taxable year on which such holder held such Note ("accrued original issue discount"). Generally, the daily portion of the original issue discount is determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to such accrual period. Under the OID Regulations, the "accrual periods" for a Discount Note may be selected by each holder, may be of any length, and may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or on the final day of an accrual period. The amount of original issue discount allocable to each accrual period is the excess (if any) of (i) the product of a Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted for the length of such accrual period) over (ii) the amount of the qualified stated interest, if any, payable on such Discount Note and allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period generally is the sum of the issue price of a Discount Note plus the accrued original issue discount allocable for all prior accrual periods, reduced by any prior payment on the Discount Note other than a payment of qualified stated interest. Under these rules, a holder of a Discount Note generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

  If the tax basis of a Discount Note, immediately after its purchase, exceeds its adjusted issue price (the amount of such excess being considered "acquisition premium") but is not greater than its stated redemption price at maturity, the amount includible in income in each taxable year as original issue discount is reduced (but not below zero) by that portion of the acquisition premium properly allocable to such year.

  If a holder purchases a Discount Note for an amount in excess of the stated redemption price at maturity, the holder does not include any original issue discount in income and generally may be subject to the "bond premium" rules discussed below. See "Amortizable Bond Premium." If a holder has a tax basis in a Discount Note that is less than the adjusted issue price, the difference will be subject to the market discount provisions discussed below. See "Market Discount."

  Under the OID Regulations, a holder of a Note may elect to include in gross income all interest that accrues on such Note using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply with respect to elections made with respect to Notes issued with amortizable bond premium or market discount. Once made with respect to a Note, the election cannot be revoked without the consent of the Service. A holder considering an election under these rules should consult its own tax advisor.

  Market Discount. If a holder purchases a Note (other than a Discount Note) for an amount that is less than its issue price, or in the case of a subsequent purchaser, its stated redemption price at maturity, or purchases a Discount Note for less than its "revised issue price" (as defined under the Code) as of the purchase date, the amount of the difference will be treated as "market discount," unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute fixed periodic interest) on, or any gain realized on the sale, exchange or retirement of, a Note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Further, a disposition of a Note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such Note had been sold at its then fair market value. In addition, a holder who purchases a Note with market discount may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or continued to purchase or carry such Note until the Maturity of the Note or its earlier disposition in a taxable transaction.

  Market discount is considered to accrue ratably during the period from the date of acquisition to the Maturity Date of a Note, unless the holder elects to accrue market discount under the rules applicable to original issue discount. A holder may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the deferral of interest deductions will not apply.

  Amortizable Bond Premium. Generally, if a holder's tax basis in a Note held as a capital asset exceeds the stated redemption price at maturity of such Note, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method over the period from its acquisition date to the Note's Maturity Date. Under certain circumstances, amortizable bond premium may be determined by reference to an early call date.

  Short-Term Notes. In general, an individual or other cash method holder of a Note that matures one year or less from the date of its issuance (a "Short-Term Note") is not required to accrue original issue discount on such Note unless it has elected to do so. Holders who report income for federal income tax purposes under the accrual method, however, and certain other holders, including banks, dealers in securities and electing holders, are required to accrue original issue discount (unless the holder elects to accrue "acquisition discount" in lieu of original issue discount) on such Note. "Acquisition discount" is the excess of the remaining stated redemption price at maturity of the Short-Term Note over the holder's tax basis in the Short-Term Note at the time of the acquisition. In the case of a holder who is not required and does not elect to accrue original issue discount on a Short-Term Note, any gain recognized on the sale, exchange or retirement of such Short-Term Note will be ordinary income to the extent of the original issue discount accrued through the date of sale, exchange or retirement. Such a holder will be required to defer, until such Short-Term Note is sold or otherwise disposed of, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Short-Term Note. Original issue discount or acquisition discount on a Short-Term Note accrues on a straight-line basis unless an election is made to use the constant yield method (based on daily compounding).

  The market discount rules will not apply to a Short-Term Note having market discount.

NON-UNITED STATES PERSONS

  Subject to the discussion of backup withholding below, payments of principal of (and premium, if any, on) and interest (including original issue discount) on Notes by the Company or its agent (in its capacity as such) to any holder who is a Beneficial Owner of a Note but is not a United States person will not be subject to United States federal withholding tax; provided, in the case of premium, if any, and interest (including original issue discount) that (i) such holder does not actually or constructively own 10% of more of the total combined voting power of all classes of stock of the Company entitled to vote,
(ii) such holder is not a controlled foreign corporation for United States tax purposes that is related to the Company through stock ownership, and (iii) either (A) the Beneficial Owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to the Company or its agent, under penalties of perjury, that the certification described in clause (A) hereof has been received from the Beneficial Owner by it or by another financial institution acting for the Beneficial Owner.

  If a holder of a Note who is not a United States person is engaged in a trade or business in the United States and premium, if any, or interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, such holder, although exempt from United States withholding tax, as discussed in the preceding paragraph (or by reason of the delivery of properly completed Form 4224), will be subject to United States federal income tax on such premium, if any, and interest (including original issue discount) in the same manner as if it were a United States person.

  Subject to the discussion of "backup" withholding below, any capital gain realized upon the sale, exchange or retirement of a Note by a holder who is not a United States person will not be subject to United States federal income or withholding taxes unless (i) such gain is effectively connected with a United States trade or business of the holder, or (ii) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

  Notes held by an individual who is neither a citizen nor a resident of the United States for United States federal income tax purposes at the time of such individual's death will not be subject to United States federal estate tax, provided that the income from the Notes was not or would not have been effectively connected with a United States trade or business of such individual and that such individual qualified for the exemption from United States federal withholding tax (without regard to the certification requirements) described above.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  "Backup" withholding and information reporting requirements may apply to certain payments of principal of (and premium, if any, on) and interest (including original issue discount) on a Note and to certain payments of proceeds of the sale or retirement of a Note. The Company, its agent, a broker, the Trustee or any Paying Agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the holder fails to furnish its taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

  Under current regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a holder of a Note who has provided the required certification under penalties of perjury that it is not a United States person as set forth in clause (iii) in the first paragraph under "Non-United States Persons" or has otherwise established an exemption (provided that neither the Company nor such agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied).

  Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's United States federal income tax liability.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE, DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                             PLAN OF DISTRIBUTION

  The Notes are being offered on a periodic basis for sale by the Company through Donaldson, Lufkin & Jenrette Securities Corporation, the Agent, who has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. Unless otherwise specified in the applicable Pricing Supplement, the Company will pay the Agent a commission of .125% to .750% of the principal amount of each Note sold through the Agent, depending on the maturity of such Note (except that the Company and the Agent may agree to a higher commission for maturities in excess of 30 years). The Company may sell Notes to the Agent at a discount for resale to investors at varying prices related to prevailing market prices at the time of resale, to be determined by the Agent. The Company may also sell the Notes directly to investors on its behalf. In the case of sales made directly by the Company no commission will be payable. The Company has agreed to reimburse the Agent for certain expenses.

  The Company may also sell Notes to the Agent, as principal. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to the Agent as principal will be purchased by the Agent at a price equal to 100% of the principal amount thereof (or, in the case of a Note issued with Original Issue Discount, the public offering price), less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. Notes may be resold by the Agent to investors or other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined by the Agent at the time of sale, or may be sold to certain dealers as described below. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed offering price), concession and discount may be changed. In addition, the Agent may sell Notes to any dealer at a discount. The Company reserves the right to sell Notes directly on its behalf in those jurisdictions where it is authorized to do so. No commission will be allowed or be payable on any sales made directly by the Company.

  The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. The Agent will have the right to reject any offer to purchase Notes received by it, in whole or in part, if it deems the offer unreasonable.

  No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. The Agent may make a market in the Notes, but the Agent is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes, or that the Notes will be sold.

  The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Agent may be required to make in respect thereof. The Agent may be deemed to be an "underwriter" within the meaning of the Securities Act.

  In the ordinary course of its business, Donaldson, Lufkin & Jenrette Securities Corporation and/or its affiliates have engaged, and may in the future engage, in investment banking transactions with the Company and its affiliates.

                                  APPENDIX A

                                   GLOSSARY

  Set forth below is a glossary of certain of the terms used in this Prospectus Supplement. Capitalized terms used herein that are not defined in the following glossary have the meanings given in the Indenture or in the accompanying Prospectus. Page references refer to pages of this Prospectus Supplement.

  "Amortized Face Amount" of a Discount Note means the amount equal to (a) the issue price of such Discount Note set forth in the applicable Pricing Supplement plus (b) the portion of the difference between the issue price and the stated principal amount of such Discount Note that has accrued at the Yield to Maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) at the date as of which the Amortized Face Amount is calculated, but in no event will the Amortized Face Amount of such Discount Note exceed its stated principal amount.

  "Amortizing Notes" has the meaning set forth on page S-10.

  "Base Rate" has the meaning set forth on page S-4.

  "Beneficial Owner" of a Global Note means the actual owner of an interest therein.

  "Business Day" with respect to any Note means, unless otherwise specified in the applicable Pricing Supplement, any day, other than a Saturday or Sunday, that is (i) not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York and (ii) if such
Note is a LIBOR Note, a London Banking Day.

  "Calculation Agent" has the meaning set forth on page S-6.

  "Calculation Date" has the meaning set forth on page S-6.

  "CD Rate" has the meaning set forth on page S-7.

  "CD Rate Notes" has the meaning set forth on page S-5.

  "Certificated Note" has the meaning set forth on page S-3.

  "Commercial Paper Rate" has the meaning set forth on page S-7.

  "Commercial Paper Rate Notes" has the meaning set forth on page S-5.

  "Composite Quotations" has the meaning set forth on page S-7.

  "Depository" has the meaning set forth on page S-3.

  "Discount Note" means (i) a Note, including any Zero-Coupon Note, that has been issued at an Issue Price lower, by more than a de minimis amount (as determined under United States federal income tax rules applicable to original issue discount instruments), than the principal amount thereof and (ii) any other Note that for United States federal income tax purposes would be considered an original issue discount note.

  "DTC" has the meaning set forth on the cover page.

  "Federal Funds Rate Notes" has the meaning set forth on page S-5.

  "Federal Funds Rate" has the meaning set forth on page S-8.

  "Fixed Rate Note" has the meaning set forth on page S-3.

  "Floating Rate Note" has the meaning set forth on page S-3.

  "Global Note" has the meaning set forth on page S-3.

  "H.15(519)" has the meaning set forth on page S-7.

  "Index" has the meaning set forth on page S-10.

  "Index Maturity" for any Floating Rate Note means the period of maturity of the instrument or obligation from which the Base Rate is calculated.

  "Indexed Notes", "Indexed Principal Notes" and "Indexed Rate Notes" have the meanings set forth on page S-10.

  "Initial Interest Period" has the meaning set forth on page S-4.

  "Initial Interest Rate" has the meaning set forth on page S-4.

  "Interest Determination Date" has the meaning set forth on page S-6.

  "Interest Payment Date" with respect to any Note means a date (other than at Maturity) on which, under the terms of such Note, regularly scheduled interest will be payable.

  "Interest Reset Date" has the meaning set forth on page S-5.

  "Interest Reset Period" has the meaning set forth on page S-5.

  "LIBOR," "LIBOR Telerate" and "LIBOR Reuters" have the meanings set forth on page S-8.

  "LIBOR Notes" has the meaning set forth on page S-5.

  "London Banking Day" means any day on which dealings in deposits in the currency specified in the applicable pricing supplement are transacted in the London interbank market.

  "Maturity" means the date on which the outstanding principal amount of a Note becomes due and payable in full in accordance with its terms, whether at its Maturity Date or by declaration of acceleration, call for redemption, repayment or otherwise.

  "Maturity Date" with respect to any Note means the date on which such Note is scheduled to mature, as specified thereon.

  "Maximum Interest Rate" has the meaning set forth on page S-6.

  "Minimum Interest Rate" has the meaning set forth on page S-6.

  "Money Market Yield" has the meaning set forth on page S-8.

  "Notes" has the meaning set forth on the cover page.

  "OID Regulations" has the meaning set forth on page S-16.

  "Optional Reset Date" has the meaning set forth on page S-11.

  "Participants" has the meaning set forth on page S-12.

  "Prime Rate" has the meaning set forth on page S-9.

  "Prime Rate Notes" has the meaning set forth on page S-5.

  "Reference Banks" has the meaning set forth on page S-9.

  "Regular Record Date" with respect to any Interest Payment Date for a Fixed Rate Note means the first calendar day (whether or not a Business Day) of the month in which such Interest Payment Date occurs; and with respect to any Interest Payment Date for a Floating Rate Note means the date (whether or not a Business Day) 15 calendar days prior to such Interest Payment Date.

  "Reset Notice" has the meaning set forth on page S-11.

  "Reuters Screen LIBO Page" has the meaning set forth on page S-8.

  "Reuters Screen NYMF Page" has the meaning set forth on page S-9.

  "Spread" and "Spread Multiplier" have the meanings set forth on page S-5.

  "Subsequent Interest Period" has the meaning set forth on page S-11.

  "Telerate Page 3750" has the meaning set forth on page S-8.

  "Treasury Rate" has the meaning set forth on page S-10.

  "Treasury Rate Notes" has the meaning set forth on page S-5.

  "Underlying Assets" has the meaning set forth on page S-14.

  "Zero Coupon Note" has the meaning set forth on page S-3.

  References herein to "U.S. dollars" or "$" are to the currency of the United States.